Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Jared Hoffman (investors) (646) 536-7017 / 7013 scarrington@theruthgroup.com jhoffman@theruthgroup.com

Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports First Quarter 2008 Results

Highlights:

•	IND filing for liquid formulation, NGX-1998, expected to be opened and commencement of clinical development expected in second quarter of 2008

•	NDA submission for dermal patch, NGX-4010, in PHN expected in second half of 2008

•	NGX-4010 MAA under EMEA review for peripheral neuropathic pain

San Mateo, Calif., (May 15, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the first quarter of 2008.

Anthony DiTonno, President and CEO, commented, “We are focused on achieving our overall goal of receiving marketing approval for our lead product candidate, NGX-4010 in the United States and Europe. Following our recent meeting with the U.S. Food and Drug Administration (FDA), we believe that we are on track to file a new drug application (NDA) later this year for the postherpetic neuralgia (PHN) indication. Our marketing authorization application (MAA) was accepted by the European Medicines Agency (EMEA) in September of last year under the centralized procedure. We have been granted an extension for our response to the Day 120 questions in order to include additional clinical data and plan to submit our response in the third quarter of 2008.”

Mr. DiTonno continued, “During the second quarter of 2008, we plan to open an investigational new drug (IND) application for our second product candidate, NGX-1998, a liquid formulation of capsaicin, the same active ingredient in our lead product candidate, NGX-4010. We are evaluating our clinical program for NGX-1998 in a range of neuropathic pain conditions.”

First Quarter 2008 Financial Results

Total operating expenses for the first quarter of 2008 were approximately $8.3 million, including $399,000 of non-cash stock-based compensation expense, compared to total operating expenses of approximately $7.8 million, including $830,000 of non-cash stock-based compensation, for the first quarter of 2007. The increase in operating expenses was attributable to increased regulatory expenses in support of our MAA filing and preparation for an NDA filing later this year, higher general and administrative expenses due to increased infrastructure in support of NeurogesX’ growth and the costs of being a public company as well as increased marketing expenses as the Company prepares for the possibility of transitioning to a commercial enterprise. These increases were partially offset by a decrease in clinical study related costs associated with NGX-4010.

Net loss for the first quarter of 2008 was approximately $8.0 million compared to a net loss of $7.9 million for the first quarter of 2007. Net loss per share attributable to common stockholders, was $0.46 per share and $17.25 per share for the three months ended March 31, 2008 and 2007, respectively, based on weighted average shares outstanding of 17,468,395 and 658,364, respectively. The net loss per share attributable to common stockholders in the three months ended March 31, 2007 included a non-cash charge for accretion of preferred stock to redemption value. The weighted average shares used in computing loss per share attributable to common stockholders exclude anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of NeurogesX’ initial public offering in May 2007.

Cash, cash equivalents and short-term investments were $46.4 million as of March 31, 2008.

Conference Call Details

The Company will hold a conference call today at 9:00 a.m. Eastern time (6:00 a.m. Pacific time). To participate in the conference call, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning May 15, 2008 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) and ending on May 25, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 284128.

A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.neurogesx.com. A web cast replay can be accessed on the corporate web site beginning May 15, 2008 at the same time as the conference call and will remain on the site for one month ending June 15, 2008.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including PHN, painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions that NeurogesX believes offers significant advantages over other pain therapies. NeurogesX’ MAA to the EMEA was accepted for review in September 2007 and NeurogesX plans to file an NDA with the FDA in 2008 for PHN.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of regulatory filings with respect to NeurogesX’ product candidates, including for NGX-4010 the potential filing of an NDA and the filing of additional clinical data with respect to NeurogesX’ MAA, and for NGX-1998 the filing of an IND; the timing of initiation of clinical development of NGX-1998 and the expected benefits of NeurogesX' potential products, including its lead product candidate NGX-4010. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX' product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX' filings with the Securities and Exchange Commission.

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating expenses:
Research and development(1)	$5,781	$6,196
General and administrative(2)	2,487	1,653

Total operating expenses	8,268	7,849

Loss from operations	(8,268)	(7,849)
Interest income	504	203
Interest expense	(243)	(332)
Other income	17	59

Net loss	(7,990)	(7,919)
Accretion of redeemable convertible preferred stock	—	(3,437)

Loss attributable to common stockholders	$(7,990)	$(11,356)

Net loss per common share – basic and diluted:
Loss per share attributable to common stockholders	$(0.46)	$(17.25)

Shares used to compute basic and diluted loss per share attributable to common stockholders	17,468,395	658,364

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$198	$348
(2) General and administrative	201	482

	$399	$830

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,370	$31,478
Short term investments	33,983	21,373
Prepaid expenses and other current assets	332	585

Total current assets	46,685	53,436
Property and equipment, net	477	453
Restricted cash	240	240
Other assets	45	56

Total assets	$47,447	$54,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$941	$1,712
Accrued compensation	643	680
Accrued research and development	2,555	1,198
Other accrued expenses	856	1,848
Notes payable - current portion	3,981	3,859

Total current liabilities	8,976	9,297
Non-current liabilities:
Notes payable – non-current portion	1,982	3,024
Deferred rent	227	156
Accrued research and development – non-current	—	347

Total non-current liabilities	2,209	3,527
Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	208,103	205,417
Deferred stock-based compensation	(12)	(15)
Accumulated other comprehensive income	253	51
Deficit accumulated during the development stage	(172,099)	(164,109)

Total stockholders’ equity	36,262	41,361

Total liabilities and stockholders’ equity	$47,447	$54,185

(1)	The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date.